EXHIBIT 21 - SUBSIDIARIES

     EDISON BROTHERS STORES, INC.
       AND SUBSIDIARIES

     FEBRUARY 3, 1996

     The following is a grouping of subsidiary corporations by segment. All of the outstanding capital stock of the subsidiaries is owned, directly or indirectly, by the company. All of the subsidiaries are included in the consolidated financial statements filed herein.


                                                             No. Of
                          Principal              State of   subsidiary
     Segment            business names        incorporation corporation

     Apparel     JW/Jeans West, Oaktree,
                 J. Riggings, Coda,              Maryland        1
                 Zeidler & Zeidler,              Missouri        3
                 Repp Ltd. Big & Tall,          California       1
                 5-7-9 Shops, Phoenix            Delaware        1

     Footwear    Bakers/Leeds, Precis,
                 Wild Pair                       Various        46

     Other       Time-Out, Space Port, Party
                 Zone,
                 Exhilarama, Horizon
                 Entertainment, Inc.,
                 Other: Corporate-Related
                 Functions                       Various        13


                 Foreign subsidiaries
                 involved in                      Canada         2
                 retail operations or             Mexico         3
                 acquisitions of                  Taiwan         1
                 merchandise for Apparel and    Hong Kong        1
                 Footwear segments             Philippines       1
                                                                73